Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations,
Communications and Treasurer
(405) 225-4846

Sonic reports Strong First quarter of fiscal 2014 financial results

OKLAHOMA CITY (January 6, 2014) – Sonic Corp. (NASDAQ: SONC), the nation's largest chain of drive-in restaurants, today announced results for the first fiscal quarter ended November 30, 2013.

Key highlights of the company's first fiscal quarter included:

•	The company's net income was $0.14 per diluted share compared with net income per diluted share of $0.11 in the first quarter of fiscal 2013;
•

Excluding the benefit from a favorable tax ruling detailed below, net income per diluted share for the first quarter of fiscal 2014 was $0.13, an 18% increase in earnings per share on an adjusted basis compared to the same period prior year;

•	System-wide same-store sales increased 2.2% during the first fiscal quarter, consisting of a 2.3% same-store sales increase at franchise drive-ins and an increase of 1.9% at company drive-ins;
•	Company drive-in margins improved by 80 basis points; and
•	The company purchased $7.5 million of stock as part of a previously announced $40 million share repurchase program.

“Fiscal year 2014 is off to a solid start as we focus on key initiatives such as increased media effectiveness, our innovative product pipeline and layered day-part promotional strategy to drive same-store sales growth and, in turn, margin improvement,” said Cliff Hudson, Chairman, Chief Executive Officer and President.  “During the first quarter we built on our solid foundation of service, products and pricing with increased media effectiveness, which is having a positive impact across all markets.  We also continued to have strong promotions during the quarter with the continuation of the Summer of Shakes promotion into September, our new Spicy Chicken Sandwich and our popular Cheesecake Bites.

“For the remainder of 2014 we will focus on our multi-layered growth strategy, which incorporates same-store sales growth, leverage from higher sales, deployment of free cash flow1, increasing royalty revenues and new drive-in development to build shareholder value.  Over the next few years, we are implementing a number of technology initiatives such as a new digital point-of-purchase technology and a new point-of-sale system to drive improved sales and profits for our brand.  We believe these initiatives will fuel our multi-layered growth strategy and will enable us to achieve double-digit earnings per share growth in the near and long term,” concluded Mr. Hudson.

1 Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures.

Same-Store Sales

For the first fiscal quarter ended November 30, 2013, system-wide same-store sales increased 2.2%, which was comprised of a 2.3% same-store sales increase at franchise drive-ins and an increase of 1.9% at company drive-ins.

Financial Overview

For the first fiscal quarter ended November 30, 2013, the company's net income totaled $8.2 million or $0.14 per diluted share, compared with net income of $6.1 million or $0.11 per diluted share in the same period in the prior year.  During the first quarter of fiscal 2014, the company recognized a $0.5 million tax benefit from a favorable tax ruling.  Excluding this tax benefit, net income and net income per diluted share for the first fiscal quarter increased 26% and 18%, respectively.

The following non-GAAP adjustments are intended to supplement the presentation of the company's financial results in accordance with GAAP.  The company believes that the presentation of these items provides useful information to investors and management regarding the underlying business trends and the performance of the company's ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

	Three months ended		Three months ended
	November 30, 2013		November 30, 2012
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$8,208	$0.14	$6,133	$0.11	$2,075	34%	$0.03	27%
Tax benefit from the IRS’ acceptance of a federal tax method change	(484)	(0.01)	-	-
Adjusted - Non-GAAP	$7,724	$0.13	$6,133	$0.11	$1,591	26%	$0.02	18%

Development

During the first fiscal quarter, seven new franchise drive-ins were opened versus one new franchise drive-in opening during the first quarter of fiscal 2013.

Fiscal Year 2014 Outlook

The company expects its initiatives to drive 14% to 15% earnings per share growth in fiscal 2014 as compared to the adjusted non-GAAP earnings per share for fiscal 2013.  The macroeconomic environment and its impact on consumer confidence, in addition to the pacing of capital investments, may impact results.  The outlook for fiscal 2014 anticipates the following elements:

•	Positive same-store sales in the low single digit range for the system;
•	Company drive-ins expected to perform above the system average in the latter half of the fiscal year as new digital point-of-purchase technology and a new point-of-sale system are implemented;
•	40 to 50 new franchise drive-in openings and fewer drive-in closings than in fiscal 2013;
•

Drive-in-level margins improving between 75 to 100 basis points, depending upon the degree of same-store sales growth at company drive-ins and the timing of implementation of the new point-of-sale system in company drive-ins;

•	Selling, general and administrative expenses of $69 million to $70 million;
•	Depreciation and amortization expense of $42 million to $42.5 million;
•	Net interest expense of approximately $25 million;
•	An income tax rate of between 36.5% to 37.5%, excluding the benefit from the federal tax method change;
•

Capital expenditures of $65 million to $70 million, which assumes the implementation of a new point-of-sale system and digital point-of-purchase technology in company drive-ins during fiscal 2014 and construction of new and relocated drive-ins;

•	Free cash flow of approximately $15 million to $25 million; and
•	The repurchase of $40 million of stock across the fiscal year utilizing existing cash and free cash flow.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET.  The conference call can be accessed live by dialing (888) 601-3862 or (913) 312-6664 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 8332005.  The replay will be available until Monday, January 13, 2014.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast.  A link to this event may be found on the company's investor relations website at http://ir.sonicdrivein.com/.

About Sonic

SONIC®, America's Drive-In®, is the nation's largest chain of drive-in restaurants with more than 3,500 drive-ins serving approximately 3 million customers every day.  Over the past 60 years, SONIC has delighted guests with signature menu items, more than 1 million drink combinations, friendly service by iconic Carhops and ongoing support of education through its award-winning Limeades for Learning® program.  SONIC received top honors as America's “#1 burger quick service restaurant” in the 2013 Temkin Experience Ratings report.  For more information about Sonic Corp. (NASDAQ/NM: SONC) and its subsidiaries, please visit sonicdrivein.com.  Customers can also connect with SONIC at facebook.com/sonicdrivein or on Twitter @sonicdrive_in.

This press release contains forward-looking statements within the meaning of the federal securities laws.  Forward-looking statements reflect management's expectations regarding future events and operating performance and speak only as of the date hereof.  These forward-looking statements involve a number of risks and uncertainties.  Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company's annual and quarterly report filings with the Securities and Exchange Commission.  The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended
	November 30,
	2013	2012
Revenues:
Company Drive-In sales	$93,499	$93,456
Franchise Drive-Ins:
Franchise royalties and fees	31,221	29,920
Lease revenue	886	1,486
Other	1,046	1,146
Total revenues	126,652	126,008

Costs and expenses:
Company Drive-Ins:
Food and packaging	26,236	26,632
Payroll and other employee benefits	33,340	33,465
Other operating expenses, exclusive of
depreciation and amortization included below	21,807	21,976
Total cost of Company Drive-In sales	81,383	82,073

Selling, general and administrative	17,005	16,130
Depreciation and amortization	10,034	10,595
Other operating (income) expense, net	(129)	7
Total costs and expenses	108,293	108,805
Income from operations	18,359	17,203

Interest expense	6,383	7,675
Interest income	(117)	(141)
Net interest expense	6,266	7,534
Income before income taxes	12,093	9,669
Provision for income taxes	3,885	3,536
Net income	$8,208	$6,133

Basic income per share	$0.15	$0.11
Diluted income per share	$0.14	$0.11

Weighted average basic shares	56,292	57,672
Weighted average diluted shares	57,897	58,085

SONIC CORP.
Unaudited Supplemental Information

	Three months ended
	November 30,
	2013	2012
Drive-Ins in Operation
Company:
Total at beginning of period	396	409
Opened	-	-
Sold to franchisees	(7)	-
Closed (net of re-openings)	(1)	-
Total at end of period	388	409
Franchise:
Total at beginning of period	3,126	3,147
Opened	7	1
Acquired from the company	7	-
Closed (net of re-openings)	(11)	(8)
Total at end of period	3,129	3,140
System-wide:
Total at beginning of period	3,522	3,556
Opened	7	1
Closed (net of re-openings)	(12)	(8)
Total at end of period	3,517	3,549

	Three months ended
	November 30,
	2013	2012
	($ in thousands)
Sales Analysis
Company Drive-Ins:
Total sales	$93,499	$93,456
Average drive-in sales	239	230
Change in same-store sales	1.9%	4.2%
Franchised Drive-Ins:
Total sales	$829,995	$808,660
Average drive-in sales	270	262
Change in same-store sales	2.3%	2.9%
System-wide:
Change in total sales	2.4%	2.7%
Average drive-in sales	$266	$258
Change in same-store sales	2.2%	3.0%

Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended
	November 30,
	2013	2012
Revenues (in thousands)
Company Drive-In sales	$93,499	$93,456
Franchise Drive-Ins:
Franchise royalties	30,912	29,914
Franchise fees	309	6
Lease revenue	886	1,486
Other	1,046	1,146
Total revenues	$126,652	$126,008

	Three months ended
	November 30,
	2013	2012
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.1%	28.5%
Payroll and employee benefits	35.6	35.8
Other operating expenses	23.3	23.5
Cost of Company Drive-In sales	87.0%	87.8%

	November 30,	August 31,
	2013	2013
Selected Balance Sheet Data	(In thousands)
Cash and cash equivalents	$95,893	$77,896
Current assets	140,717	140,722
Property, equipment and capital leases, net	396,766	399,661
Total assets	$656,581	$660,794

Current liabilities, including capital lease obligations and
long-term debt due within one year	$62,697	$72,930
Obligations under capital leases due after one year	21,473	22,458
Long-term debt due after one year	434,932	437,380
Total liabilities	571,258	583,330
Stockholders' equity	$85,323	$77,464